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Exhibit 4.17





                                      January 31, 1997


Intermet Corporation
5445 Corporate Drive
Troy, Michigan 48098
Attention: Ms. Doretha J. Christoph

Ladies and Gentlemen:

     Reference is made to that certain Amended and Restated Note Agreement dated as of March 21, 1996 (as amended from time to time, the "Note Agreement") between Intermet Corporation, a Georgia corporation (the "Company") and The Prudential Insurance Company of America ("Prudential"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.

     Pursuant to the request of the Company and in accordance with paragraph 11C of the Note Agreement, the parties hereto agree as follows:

     SECTION 1. Amendment. From and after the date this letter becomes effective in accordance with its terms, the Note Agreement is amended as follows:

     1.1 Paragraph 5A of the Note Agreement is amended to delete in its entirety clause (v) thereof and to substitute therefor the following: "(v) Intentionally left blank;".

     1.2 Paragraph 5K of the Note Agreement is deleted in its entirety and the following is hereby substituted therefor:

           "5K ADDITIONAL GUARANTORS AND COLLATERAL. Unless the Required Holder(s) otherwise agree in writing, promptly after (i) the formation or acquisition (provided that nothing in this paragraph shall be deemed to authorize the acquisition of any entity not otherwise permitted hereunder) of any Subsidiary not listed on Schedule 5K, (unless such Subsidiary holds no assets and conducts no business), (ii) the domestication of any Foreign Subsidiary, or (iii) the occurrence of any other event creating a new Subsidiary, the Company shall execute and deliver, and cause to be executed and delivered (x) in the case of a Foreign Subsidiary, if, in the reasonable opinion of the Company's accountants, delivery of a Guaranty Agreement would cause the Company to be subject to tax on the undistributed earnings and profits of such Subsidiary


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January 31, 1997
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      pursuant to Subpart F of Part III, Subchapter N of the Internal Revenue
      Code, a Pledge Agreement with respect to 49% of the capital stock of such Subsidiary if it is a Foreign Subsidiary directly owned by the Company or a Subsidiary that is not, and is not directly or indirectly controlled by, a Foreign Subsidiary, (y) a Guaranty Agreement from each such Subsidiary that is not a Foreign Subsidiary whose stock has been pledged to the extent and in accordance with subsection (x) hereof and (z) a Contribution Agreement from each such Subsidiary, together with related documents with respect to such new Subsidiary (or the pledgor of its stock) of the kind described in Attachment 1 attached hereto and incorporated herein, all in form and substance satisfactory to the Required Holder(s)."

      1.3 Paragraph 6A of the Note Agreement is amended to delete in its entirety clause (ii) thereof and to substitute therefor the following:

      "(ii) the Leverage Ratio to exceed 60%; provided, that in the event the Company consummates an Acquisition after November 14, 1996 which affects its compliance with this clause (ii) of paragraph 6A, the maximum Leverage Ratio permitted hereunder shall be 72.5% for each of the fiscal quarters ending during the twelve-month period immediately succeeding such Acquisition and the maximum Leverage Ratio permitted hereunder shall be reduced to 60% on the next fiscal quarter end thereafter and shall remain a maximum ratio of 60% regardless of any other Acquisitions occurring thereafter; or".

      1.4 Paragraph 6B of the Note Agreement (i) is amended to delete in its entirety clause (c) thereof and to substitute therefor the following:

      "(c) Indebtedness of the Company pursuant to the Bank Agreement and secured by Liens which are pari passu with the Liens on such collateral in favor of the holders of the Notes securing the Notes and the other Obligations hereunder and governed by the terms of the Intercreditor Agreement,"

and (ii) is further amended to delete in its entirety clauses (d) and (g) thereof and to substitute therefor the following in appropriate alphabetical order:

      "(d) Investments in the form of intercompany loans permitted by paragraph 6G hereof;"

      "(g) purchase money Indebtedness to the extent secured by a Lien permitted pursuant to clause (f) of paragraph 6C; and"

      "(h) additional Indebtedness of the Company which is pari passu in all material respects with the Notes and the other Obligations, without limiting the foregoing, such Indebtedness will not have the benefit of any security or guaranties not


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Intermet Corporation
January 31, 1997
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      benefiting the Notes and the other Obligations and will have representations and warranties, covenants, events of default and other conditions to borrowing which are not more restrictive than the Bank Agreement as in effect on November 14, 1996 and as modified from time to time in accordance with paragraph 6M."

     1.5 Paragraph 6C of the Note Agreement is amended to delete in its entirety clauses (e) and (f) thereof and to substitute therefor the following:

     "(e) Liens permitted by clause (c) or (h) of  paragraph 6B hereof;

     (f) Intentionally Left Blank; and

     (g) Liens (other than those permitted by paragraphs (a) through (f) of this paragraph 6C) encumbering assets having an Asset Value not greater than five percent (5%) of Consolidated Net Worth of the Company in the aggregate at any one time."

     1.6 Paragraph 6D of the Note Agreement is deleted in its entirety and the following is hereby substituted therefor:

           "6D. MERGERS, ACQUISITIONS, DIVERSTITURES. The Company covenants that it will not and not permit any Subsidiary to:

            (a) merge or consolidate with any other Person, except that the foregoing restriction shall not be applicable to:

                   (i) mergers or consolidations of (x) any Subsidiary with any other Subsidiary which is a Guarantor or (y) any Subsidiary with the Company; or

                   (ii) mergers or consolidations which result in Acquisitions of Persons engaged in businesses in which the Company was engaged on November 14, 1996 or substantially related thereto and as otherwise permitted by paragraph 6K of this Agreement where the surviving corporation is a wholly-owned Subsidiary of the Company (or will become a wholly-owned Subsidiary within six (6) months of such Acquisition) and such Acquisition is in compliance with subsection (c) of this paragraph 6D;

      provided, that, before and after giving effect to any such merger or consolidation, (w) the Company is in compliance with paragraph 6A hereof (as demonstrated by delivery of pro forma financial covenants calculations prepared in compliance with clause (c) hereof), (x) no other Default or Event of Default exists hereunder;


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January 31, 1997
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      (y) in the event of such merger or consolidation, the surviving Person is a Consolidated Company and complies with paragraph 5K hereof, if applicable, and (z) the Company is the surviving corporation in connection with any merger or consolidation to which it is a party;

             (b) sell or otherwise dispose of the capital stock of a Subsidiary of the Company except as permitted pursuant to clause (c) of paragraph 6E hereof; or

             (c) make or permit any Acquisition other than an Acquisition of Persons engaged in businesses in which the Company is engaged on November 14, 1996 or substantially related thereto and as otherwise permitted pursuant to paragraph 6K of this Agreement; provided that:

                       (i) after giving effect to such Acquisition, assets
                  comprising such Acquisition are owned by the Company or a wholly-owned Subsidiary of the Company, or, in the case of a stock purchase, such Person is a wholly-owned Subsidiary of the Company or is merged into the Company or a wholly-owned Subsidiary of the Company;

                       (ii) prior to the consummation of such Acquisition,
                  the Company provides to the holders of the Notes calculations evidencing the Company's compliance on a pro forma basis with the financial covenants set forth in paragraph 6A hereof on the last day of the immediately preceding fiscal quarter of the Company, calculated with respect to the immediately preceding four fiscal quarters of the Company as if the Acquisition had been consummated on the first day of such period;

                       (iii) such Acquisition shall have been approved in
                  advance by a majority of the board of directors of the seller; and

                       (iv) no Default of Event of Default shall exist
                  hereunder or shall result therefrom and the Company shall comply with the provisions of paragraph 5K hereof."

      1.7 Paragraph 6F of the Note Agreement is amended to delete in its entirety clause (ii) thereof and to substitute therefor the following:

      "(ii) cash dividends declared and paid and all other Restricted Payments made, after November 14, 1996 in an aggregate amount not to exceed the sum of (x)


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January 31, 1997
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      $25,000,000, plus (y) fifty percent of Consolidated Net Income earned during the period commencing on June 30, 1996 and ending on the last day of the most recently ended fiscal quarter of the Company (such period to be treated as one accounting period taking into account 100% of Consolidated Net Losses during such period);"

      1.8 Paragraph 6G of the Note Agreement is amended to delete in its entirety clause (d) thereof and to substitute therefor the following:

      "(d) an Investment outstanding on November 14, 1996 consisting of Intermet Machining GmbH's 49% interest in IWESA - $6,800,000;

      (e) Investments (other than those permitted by paragraphs (a) through (d) above), including loans to employees, officers and other Persons, in an aggregate amount not to exceed five percent (5%) of Consolidated Net Worth at any one time outstanding; provided that, Investments in Subsidiaries which are not Guarantors are expressly prohibited by this paragraph 6G."

      1.9 Paragraph 6K of the Note Agreement is deleted in its entirety and the following is hereby substituted therefor:

           "6K CHANGES IN BUSINESS. The Company covenants that it will not and not permit any Subsidiary to enter into any business which is substantially different from that presently conducted by the Consolidated Companies taken as a whole (which includes iron and aluminum foundry operations and machining); provided that, the Company and the Consolidated Companies may make Acquisitions of, and Investments in, (to the extent permitted by this Agreement) Persons engaged in an unrelated business as long as the total revenues of such Persons resulting from unrelated businesses (or total revenues generated by such assets used in unrelated businesses in the case of a purchase of assets), as determined for the most recently ended four fiscal quarters of such Person in accordance with GAAP, do not exceed twenty percent (20%) of Total Sales of the Consolidated Companies for the most recently ended four fiscal quarters of the Company."

      1.10 Paragraph 10B of the Note Agreement is amended to delete the definition of "Asset Value", "Bank Agreement", "Consolidated EBIT", "Consolidated Rental Expense", "Guarantors", "Person", "Pledge Agreement" and, "Pledged Stock" and "Tangible Net Worth" appearing therein and to substitute therefor the following definitions in appropriate alphabetical order:

      "ASSET VALUE" shall mean, with respect to any property or asset of any Consolidated Company as of any particular date, an amount equal to the greater


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January 31, 1997
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      of (i) the then book value of such property or asset as established in accordance with GAAP, and (ii) the then fair market value of such property or asset as determined in good faith by such Consolidated Company.

      "BANK AGREEMENT" shall mean that Third Amended and Restated Credit Agreement dated as of November 14, 1996 among the Company, SunTrust Bank, Atlanta as Agent, NBD Bank and First Union National Bank of North Carolina as Co-Agents and the other lenders listed therein or from time to time party thereto, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

      "CONSOLIDATED EBIT" shall mean, for any fiscal period of the Company, an amount equal to (A) the sum for such fiscal period of Consolidated Net Income (Loss) and, to the extent deducted in determining such Consolidated Net Income (Loss), provisions for (i) taxes based on income and (ii) Consolidated Interest Expense, minus (B) any items of gain (or plus any items of loss) which were included in determining such Consolidated Net income (Loss) and were (x) not realized in the ordinary course of business (whether or not classified as "ordinary" by GAAP), (y) the result of any sale of assets, or (z) resulting from minority investments, together in case of (x), (y) or (z), any related provisions for taxes included in Consolidated Net Income (Loss) with respect thereto, plus (C) without duplication, the sum of the following items to the extent not included in Consolidated Net Income (Loss) for such period:

           (1) the net income (or net loss) for such period of any Person which became a Subsidiary during such period (a "New Subsidiary");

           (2) the net income (or net loss) derived during such period from any assets acquired by any Consolidated Company during such period ("New Assets"); and

           (3) the sum of the following items to the extent deducted in determining net income of any New Subsidiary or derived from any New Assets during such period:

             (x) taxes based on income, (y) Consolidated Interest Expense, and
             (z) any items of gain (or plus any items of loss) which were included in determining such net income and were (aa) not realized in the ordinary course of business (whether or not classified as "ordinary" by GAAP), (bb) the result of any sale of assets, or
             (cc) resulting from minority investments, together in the case of
             (aa), (bb) or (cc), any related provision for taxes included in such net income with respect thereto;

      minus (D) the sum of the following items to the extent included in determining


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January 31, 1997
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      Consolidated  Net Income (loss) for such period:

           (1) the net income (or net loss) for such period of any Person which ceased to be a Subsidiary (other than due to merger or consolidation with another Consolidated Company) during such period (an "Old Subsidiary");

           (2) the net income (or net loss) derived during such period from any assets sold or otherwise disposed of by any Consolidated Company during such period ("Old Assets"); and

           (3) the sum of the following items to the extent deducted in determining net income of any Old Subsidiary or derived from any Old Assets during such period:

             (x) taxes based on income, (y) Consolidated Interest Expense, and
             (z) any items of gain (or plus any items of loss) which were included in determining such net income and were (aa) not realized in the ordinary course of business (whether or not classified as "ordinary" by GAAP), (bb) the result of any sale of assets, or
             (cc) resulting from minority investments, together in the case of
             (aa), (bb) or (cc), any related provision for taxes included in such net income with respect thereto;

      For purposes of calculating any financial definitions based upon Consolidated EBIT, the addition or subtraction of any financial definitions to or from Consolidated EBIT shall be calculated with appropriate adjustment for New Subsidiaries, New Assets, Old Subsidiaries and Old Assets as is consistent with this definition.

      "CONSOLIDATED RENTAL EXPENSE" shall mean, for any fiscal period of the Company, the operating lease expense of the Consolidated Companies determined in accordance with GAAP for leases with an initial term greater than one year, as disclosed in the notes to the Company's consolidated financial statements of the Consolidated Companies, determined on a consolidated basis in accordance with GAAP.

      "GUARANTORS" shall mean, collectively, Lynchburg Foundry Company, Ironton Iron, Inc., Northern Castings Corporation, Intermet International, Inc., New River Castings Company, Alexander City Castings Company, Inc. and all other domestic Subsidiaries formed or acquired after November 14, 1996 unless otherwise agreed by the Required Holders pursuant to paragraph 5K hereof.

      "PERSON" shall mean any individual, limited liability company, partnership, firm, corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.


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January 31, 1997
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      "PLEDGE AGREEMENT" shall mean collectively, any pledge agreement providing for the grant of first priority Liens on the Pledged Stock.

      "PLEDGED STOCK" shall mean, collectively, 49% of the issued and outstanding capital stock, together with all warrants, stock options, and other purchase and conversion rights with respect to such capital stock, of all Subsidiaries that are Foreign Subsidiaries directly owned by the Company and/or owned by one or more other Subsidiaries organized in the United States (other than Columbus Neunkirchen, Intermet Machining GmbH and Intermet Holding Deutschland GmbH).

      "TOTAL SALES" shall mean for any period of determination, the total revenues of the Consolidated Companies, determined in accordance with GAAP.

      1.11 The Note Agreement is amended to attach thereto and incorporate as a part thereof Attachment 1 which is attached hereto.

     SECTION 2. Conditions Precedent. This letter shall become effective as of the date first above written upon the return by the Company to Prudential of a counterpart hereof duly executed by the Company and Prudential.

     SECTION 3. Reference to and Effect on Note Agreement. Upon the effectiveness of this letter, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this letter. Except as specifically set forth in
Section 1 hereof, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

     SECTION 4. Governing Law. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE.

     SECTION 5. Counterparts; Section Titles. This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the two parties hereto.

                                 Very truly yours,

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                                 THE PRUDENTIAL INSURANCE COMPANY
                                 OF AMERICA

                                 By:  _____________________________________
                                      Vice President

Agreed and accepted:

INTERMET CORPORATION

By:  _____________________________________
     Doretha J. Christoph
     Vice President - Finance